SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 29, 2003

PS BUSINESS PARKS, INC.

(Exact name of registrant as specified in its charter)

       California                         1-10709                      95-4300881
(State or Other Jurisdiction      (Commission File Number)          (I.R.S. Employer
      of Incorporation)                                            Identification Number)

701 Western Avenue, Glendale, California 91201-2397

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (818) 244-8080

N/A

(Former name or former address, if changed since last report)

Item 7. Financial Statements and Exhibits

(c)      Exhibits

99.1      Press release dated May 29, 2003.

Item 9. Regulation FD Disclosure

On May 29, 2003, the Company issued a press release announcing that it will present at the 2003 NAREIT Institutional Investor Forum. The Company is attaching the press release as Exhibit 99.1 to this Current Report on Form 8-K. The information included pursuant to this Item 9 (including the exhibits) shall not be deemed to be incorporated by reference into any filing made by the Company pursuant to the Securities Act of 1933, other than to the extent that such filing incorporates by reference any or all of such information by express reference thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PS BUSINESS PARKS, INC.

Date: May 29, 2003

By: /s/ Jack Corrigan

Jack Corrigan

News Release

PS Business Parks, Inc.
701 Western Avenue
P.O. Box 25050
Glendale, CA 91221-5050
www.psbusinessparks.com

For Release:    Immediately
Date:                May 29, 2003
Contact:          Mr. Jack Corrigan
                         (818)244-8080, Ext. 663

PS Business Parks, Inc. to Present at 2003 NAREIT Institutional Investor Forum

GLENDALE, California - PS Business Parks, Inc. (AMEX: PSB). Chief Executive Officer, Ronald L. Havner, Jr. and President Joseph D. Russell, Jr. are scheduled to make a presentation at the 2003 NAREIT Institutional Forum at the Sheraton, New York Wednesday, June 4, 2003.

The Company’s presentation is scheduled to begin at 8:15 a.m. Eastern Time. A live webcast of the presentation may be accessed from the Conference Calls/Presentations page under the “Investor Relations” section of the Company’s website.

Company Information

PSB is a self-advised and self-managed equity real estate investment trust that acquires, develops, owns and operates commercial properties, primarily flex, multi-tenant office and industrial space. The Company defines “flex” space as buildings that are configured with a combination of office and warehouse space and can be designed to fit a number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of March 31, 2003, PSB wholly-owned approximately 14.5 million net rentable square feet of commercial space with approximately 3,300 customers located in eight states, concentrated primarily in California (4,673,000 sq. ft.), Texas (2,895,000 sq. ft.), Oregon (1,973,000 sq. ft.), Virginia (2,621,000 sq. ft.) and Maryland (1,646,000 sq. ft.).

Additional information about PS Business Parks, Inc. is available on the Internet. The Company's web site is www.psbusinessparks.com.